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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on January 28, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
Registration Statement under the Securities Act of 1933

CIBER, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7379 (Primary Standard Industrial Classification Code Number)	38-2046833 (I.R.S. Employer Identification Number)
5251 DTC Parkway Suite 1400 Greenwood Village, Colorado 80111 (303) 220-0100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

Mac J. Slingerlend, Chief Executive Officer
5251 DTC Parkway
Suite 1400
Greenwood Village, Colorado 80111
(303) 220-0100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

It is requested that copies of communications be sent to:
 Ronald R. Levine, II, Esq.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-9400

Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        As permitted by Rule 429 of the Securities Act of 1933, as amended, the prospectus contained in this Registration Statement is a combined prospectus that also relates to the Registration Statement on Form S-4, File No. 333-69031 filed with the Securities and Exchange Commission on December 16, 1998.

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(3)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1) (3)	Amount of registration fee(1) (3)

Common Stock, par value $.01 per share (and associated stock purchase rights)(2)	5,000,000 shares	$5.06	$25,300,000	$2,327.60

(1)
The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, and represents the average of the high and low prices of a share of Common Stock on January 27, 2003 as reported on the New York Stock Exchange.
(2)
One stock purchase right ("Right") is issued with each share of Common Stock, and each Right permits holders of the Common Stock to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Shares"), of the Company at a price of $250 per one one-hundredth of a Preferred Share. Such Rights were registered under a Registration Statement on Form 8-A, filed with the SEC on September 14, 1998. Such Rights will be issued for no additional consideration and therefore no additional registration fee is payable. Prior to the occurrence of certain events, the Rights will not be evidenced separately from the Common Stock.
(3)
Does not include (a) 3,261,365 shares of Common Stock that were registered under Registration Statement No. 333-69031 on Form S-4 filed with the Securities and Exchange Commission on December 16, 1998 and (b) the Rights that were registered under a Registration Statement on Form 8-A, filed with the SEC on September 14, 1998, and which are being carried forward into this Registration Statement.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated January 28, 2003

The information in this prospectus is not complete and may be changed. CIBER may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

CIBER, Inc.

8,261,365 SHARES

COMMON STOCK

        CIBER, Inc. (together with its subsidiaries, "CIBER" or "we") may use this prospectus to offer and sell up to 8,261,365 shares of CIBER common stock (consisting of 5,000,000 shares being currently registered and 3,261,365 shares registered on December 16, 1998) from time to time in connection with future acquisitions of businesses or properties in business combinations under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus also relates to certain shares of our common stock which may be resold or reoffered by persons who acquired such shares pursuant to this prospectus.

        We intend to concentrate our acquisitions in areas related to our current business. We may attempt to make acquisitions that are either complementary to our present operations or which we consider advantageous even though they may be dissimilar to our present activities. The consideration for any such acquisition may consist of shares of our common stock, cash, notes, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between us and the owners of the businesses or properties to be acquired.

        The shares covered by this prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of common stock under acquisition agreements will be determined by direct negotiations with the owners of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of common stock issued in any such acquisition will be valued at a price reasonably related to the market value of the common stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares of common stock.

        It is not expected that underwriting discounts or commissions will be paid by us in connection with issuances of shares of common stock under this prospectus. However, brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of common stock covered by this prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

        CIBER's common stock is listed on the New York Stock Exchange under the symbol "CBR." The closing market price of our common stock on the New York Stock Exchange on January 27, 2003 was $5.10.

        Investing in the common stock involves risk. See "Risk Factors" commencing on page 3 of this prospectus for information that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003

You should rely only on information contained in this prospectus and any prospectus supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. Neither we nor any of the selling stockholders is making an offer of these securities in any state where the offer is not permitted.

i

DOCUMENTS INCORPORATED BY REFERENCE

        This prospectus incorporates documents containing important business and financial information about CIBER by reference which are not presented or delivered with this prospectus. Copies of these documents are available without charge, upon written or oral request by a person to whom this prospectus has been delivered. Requests should be made to CIBER, Inc., at 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111; telephone number (303) 220-0100. To ensure timely delivery of the documents, requests should be made at least five business days prior to the date on which a final investment decision is to be made.

        The following documents filed with the Securities and Exchange Commission ("SEC") by us are incorporated into this prospectus by reference:

  •
  Annual Report on Form 10-K for the year ended December 31, 2001;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

  •
  Current Report on Form 8-K, filed with the SEC on November 22, 2002;

  •
  The description of the common stock contained in CIBER's Registration Statement on Form 8-A, filed with the SEC on September 14, 1998;

  •
  The description of the stock purchase rights contained in CIBER's Registration Statement on Form 8-A, filed with the SEC on February 25, 1994; and

  •
  All future filings by CIBER pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Any statement contained in this prospectus or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent it is modified by or superseded by a subsequently filed document which is also incorporated into this prospectus by reference. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

AVAILABLE INFORMATION

        CIBER has filed with the SEC in Washington, D.C., a Registration Statement on Form S-4 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to us and the shares offered by this prospectus, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, of which this prospectus is a part, together with such exhibits and schedules may be obtained, upon payment of the fee prescribed by the SEC, or may be examined without charge, at the public reference facilities of the SEC described below.

        CIBER is subject to the reporting requirements of the Exchange Act and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copies of such materials may be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the charges prescribed therefore by the SEC. Please call the SEC at (800) SEC-0330 for additional information on the operation of this and other Public Reference Rooms. In addition, CIBER is listed on the New York Stock Exchange ("NYSE") and is required to file reports, proxy statements and confirmation statements and other information with the NYSE. These documents may be inspected at the principal office of the NYSE, 20 Broad Street, New York, New York 10005. Further, CIBER (since May 7, 1996) has been filing documents with the SEC through the Electronic Data Gathering, Analysis and Retrieval System. Accordingly, copies of documents filed by CIBER with the SEC on or after May 7, 1996, as well as copies of the Registration Statement (including the exhibits filed therewith), are also available through the SEC's website at http://www.sec.gov.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

        With the exception of historical matters and statements of current status, the matters discussed or incorporated by reference in this prospectus are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Factors that could cause actual results to differ materially, include, among others, growth through business combinations and internal expansion, the ability to attract and retain qualified consultants, dependence on significant relationships and the absence of long-term contracts, management of a rapidly changing business, project risks, competition, international expansion, potential fluctuations in quarterly operating results, and price volatility, which are discussed herein under the caption "RISK FACTORS." Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance.

THE COMPANY

        CIBER, Inc. was originally incorporated in Michigan in 1974 and later reincorporated in Delaware in 1993. CIBER, Inc. and its subsidiaries provide information technology (IT) system integration consulting and other services and to a lesser extent, resell certain hardware and software products. Our clients consist primarily of Fortune 500 and middle market companies across most major industries and governmental agencies. We operate from branch offices across the United States, plus offices in Canada and Europe. At December 31, 2002, we had approximately 5,400 employees. Our principal executive offices are located at 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111. Our telephone number is (303) 220-0100.

RISK FACTORS

        Your investment in our shares being offered in this prospectus involves a high degree of risk and if any of the risks discussed below come to fruition you may lose all or part of your investment. In making your investment decision, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q and in any other documents incorporated by reference into this prospectus from other SEC filings. We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of the risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

Growth Through Business Combinations and Internal Expansion

        As an integral part of our business strategy, we intend to continue to expand by acquiring information technology businesses. We regularly evaluate potential business combinations and aggressively pursue attractive transactions. Since July 1998, we have completed 24 business combinations. The success of this strategy depends not only upon our ability to identify and acquire businesses on a cost-effective basis, but also upon our ability to successfully integrate the acquired business with our organization and culture. Business combinations involve numerous risks, including: the ability to manage geographically remote operations; the diversion of management's attention from other business concerns; risks of losing clients and employees of the acquired business; and the risks of entering markets in which we have limited or no direct experience. There can be no assurance that we will be able to acquire additional business, or that any business combination will result in benefits to us. In addition, we may open new offices in attractive markets with our own personnel. Many of our branch offices were originally start-up operations. Not all branch offices, whether start-up or acquired, have been successful. There can be no assurances that we will be able to successfully start up, identify, acquire, or integrate future successful branch office operations.

International Expansion

        We expect to expand our international operations. We currently have offices in five foreign countries: Canada, Germany, Hungary, the Netherlands and the United Kingdom. Our foreign operations accounted for 3% of our 2001 revenues. We have limited experience in marketing, selling and providing our services internationally. International operations are subject to political and economic uncertainties, fluctuations in foreign currency exchange rates and new tax and legal requirements. Other risks inherent in international operations include managing geographically distant locations and customers, employees speaking different languages and different cultural approaches to the conduct of business. If any of these risks materialize, they could have a material adverse effect on our business, results of operations and financial condition.

Dependence on Significant Relationships and the Absence of Long-Term Contracts

        Our five largest clients accounted for 16% of our revenues in 2001 with our largest client accounting for 6% of revenues. We strive to develop long-term relationships with our clients. Most individual client assignments are from three to twelve months, however, many of our client relationships have continued for many years. Although they may be subject to penalty provisions, clients may generally cancel a contract at any time. In addition, under many contracts, clients may reduce their use of our services under such contract without penalty. If any significant client terminates its relationship with us or substantially decreases its use of our services, it could have a material adverse effect on our business, financial condition and results of operations. Additionally, we have a significant relationship with PeopleSoft as an implementation partner. Approximately 8% of our revenues are from services related to PeopleSoft software. In the event PeopleSoft products become obsolete or non-competitive, or if we should lose our "implementation partner" status with PeopleSoft, we could suffer a material adverse effect. We have other similar relationships and strategic alliances with other technology vendors. The sudden loss of any significant relationship or substantial decline in demand for their products could also adversely affect us.

Project Risks

        We provide and intend to continue to provide project services to our clients. Projects are distinguishable from CIBER's professional services staff supplementation contracts by the level of responsibility we assume. With professional services staff supplementation contracts, our clients generally maintain responsibility for the overall tasks. In a typical project, we assume major responsibilities for the management of the project and/or the design and implementation of specific deliverables based upon client-defined requirements. As our project engagements become larger and more complex and often must be completed in shorter time frames, it becomes more difficult to manage the project and the likelihood of any mistake increases. In addition, our projects often involve applications that are critical to our client's business. Our failure to timely and successfully complete a project and meet our client's expectations could have a material adverse effect on our business, results of operations or financial condition. Such adverse effects may include delayed or lost revenues, additional services being provided at no charge and a negative impact to our reputation. In addition, claims for damages may be brought against us, regardless of our responsibility, and our insurance may not be adequate to cover such claims. Our contracts generally limit our liability for damages that may arise in rendering our services. However, we cannot be sure these contractual provisions will successfully protect us from liability if we are sued. We sometimes undertake projects on a fixed-fee basis or cap the amount of fees we may bill on a time and materials basis. Any increased or unexpected costs or unanticipated delays could make such projects less profitable or unprofitable and could have a material adverse effect on our business, results of operations and financial condition.

Management of a Rapidly Changing Business

        Our market is characterized by rapidly changing technologies, such as the evolution of the Internet, frequent new product and service introductions and evolving industry standards. If we cannot keep pace with these changes, our business could suffer. Our success depends, in part, on our ability to develop service offerings that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. Our success will also depend on our ability to develop and implement ideas for the successful application of existing and new technologies. We may not be successful in addressing these developments on a timely basis or our ideas may not be successful in the marketplace. Products and technologies developed by our competitors may also make our services or product offerings less competitive or obsolete.

Competition

        We operate in a highly competitive industry. We believe that we currently compete principally with IT professional services firms, technology vendors and internal information systems groups. Many of the companies that provide services in our markets have significantly greater financial, technical and marketing resources than we do. In addition, there are relatively few barriers to entry into our markets and we have faced, and expect to continue to face, competition from new entrants into our markets. There can be no assurance that we will be able to continue to compete successfully with existing or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

Potential Fluctuations in Quarterly Operating Results

        Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may affect our quarterly revenues or operating results generally include: costs relating to the expansion of our business; the extent and timing of business acquisitions; our ability to obtain new and follow-up on client engagements; the timing of assignments from customers; our consultant utilization rate (including our ability to transition employees quickly from completed assignments to new engagements); the seasonal nature of our business due to variations in holidays and vacation schedules; the introduction of new services by us or our competitors; price competition or price changes; and our ability to manage costs and economic and financial conditions specific to our clients. Quarterly sales and operating results can be difficult to forecast, even in the short term. Due to all of the foregoing factors, it is possible that our revenues or operating results in one or more future quarters will fail to meet or exceed the expectations of security analysts or investors. In such event, the price of our common stock would likely be materially adversely affected.

Price Volatility

        The market price of our common stock could be subject to significant fluctuations in response to: variations in quarterly operating results; changes in earnings estimates by securities analysts; any differences between our reported results and securities analysts' expectations; general economic, financial and other factors; and market conditions that can affect the capital markets. In addition, reaction to announcements made by us or by our competitors, such as new contracts or service offerings, acquisitions or strategic investments may impact our stock price.

Ability to Attract and Retain Qualified Consultants

        Our future success depends in part on our ability to attract and retain adequately trained personnel who can address the changing and increasingly sophisticated technology needs of our clients. Our ongoing personnel needs arise from turnover, which is generally high in the industry, and client needs for consultants trained in the newest software and hardware technologies. Few of our employees are bound by non-compete agreements. Competition for personnel in the information technology services industry is significant. We have had, and expect to continue to have, difficulty in attracting and retaining an optimal level of qualified consultants. There can be no assurance that we will be successful in attracting and retaining the personnel we require to conduct and expand our operations successfully.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data has been derived from our consolidated financial statements. The selected financial data should be read in conjunction with the Consolidated Financial Statements, including the related Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the period ended September 30, 2002, which reports are incorporated herein by reference.

	Years Ended June 30,				Six Months Ended Dec. 31, 1999	Years Ended December 31,		Nine Months Ended September 30,
	1997		1998	1999		2000	2001	2001	2002
	In thousands, except per share data
Operating Data:
Revenues		$413,380	576,488	719,661	362,000	621,534	558,875	413,824	448,915
Amortization of intangible assets		$3,087	3,936	7,520	6,754	14,032	12,155	9,126	519
Other charges		$1,218	4,538	1,535	—	83,768	3,051	406	1,024
Operating income (loss)		$33,368	57,868	89,340	29,225	(56,897)	2,596	1,576	16,709
Net income (loss)		$21,226	36,477	54,495	17,643	(66,775)	1,684	1,349	9,227
Pro forma net income		$20,423	34,270	n/a	n/a	n/a	n/a	n/a	n/a
Earnings (loss) per share — basic		$.43	.67	.98	.31	(1.15)	.03	0.02	0.15
Earnings (loss) per share — diluted		$.40	.64	.95	.30	(1.15)	.03	0.02	0.15
Adjusted net income (loss)	$	n/a	n/a	59,257	22,317	(56,871)	9,910	7,508	n/a
Adjusted earnings (loss) per share —
Basic	$	n/a	n/a	1.07	0.39	(0.98)	0.17	0.13	n/a
Diluted	$	n/a	n/a	1.04	0.38	(0.98)	0.17	0.13	n/a
Cash dividends		$—	—	—	—	—	—	—	—
Weighted average shares — basic		47,894	51,355	55,362	57,345	57,900	58,191	57,532	62,900
Weighted average shares — diluted		50,613	53,843	57,141	58,496	57,900	58,698	57,978	63,622
Balance Sheet Data:
Working Capital		$70,369	110,703	149,948	77,983	102,918	101,938		107,788
Total assets		$165,354	221,785	408,632	422,568	326,347	368,751		420,470
Total long-term liabilities		$1,075	—	—	5,355	—	18,634		41,227
Total shareholders equity		$117,614	165,844	337,136	342,256	270,242	291,290		322,531
  •
  Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS") No. 142, whereby we no longer amortize goodwill. As a result our amortization expense has decreased significantly in 2002. The "Adjusted net income (loss)" and "Adjusted earnings (loss) per share" information presents comparative information excluding goodwill amortization, net of tax effects.

  •
  Effective December 31, 1999, we changed our year end from June 30 to December 31.

  •
  Other charges for the years ended June 30, 1997 to June 30, 1999 consist of merger costs related to pooling of interests business combinations. During the year ended December 31, 2000, we recorded a goodwill impairment charge of $80,773,000. In 2000 and 2001 we also incurred certain other charges (see Note 2 to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2001).

  •
  We have completed various acquisitions during the periods presented (see notes to the Consolidated Financial Statements for the periods covered).

  •
  Fiscal 1997 and 1998 amounts have been restated to reflect pooling of interests business combinations that occurred through 1999.

  •
  Pro forma net income is after a pro forma adjustment to income tax expense resulting from pooling of interests business combinations and is used to calculate earnings per share in those years.

PLAN OF DISTRIBUTION

        This prospectus relates to 8,261,365 shares of common stock that may be offered and issued by us from time to time in connection with future acquisitions of businesses or properties, or securities of other businesses, by us. This prospectus, as amended or supplemented, also relates to certain shares of common stock which may be resold or reoffered by persons who acquired such shares pursuant to this prospectus ("Selling Stockholders").

        We intend to concentrate our acquisitions in areas related to our current business. If the opportunity arises, however, we may attempt to make acquisitions that are either complementary to our present operations or which we consider advantageous even though they may be dissimilar to our present activities. The consideration for any such acquisition may consist of shares of common stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between us and the owners or controlling persons of businesses or properties to be acquired.

        The shares covered by this prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions will be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of common stock issued in any such acquisition will be valued at a price reasonably related to the market value of the common stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares.

        It is not expected that underwriting discounts or commissions will be paid by CIBER in connection with issuances of shares of common stock under this prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of common stock covered by this prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

        The sale of all or a portion of the shares of common stock offered hereby by the Selling Stockholders may be effected from time to time on the New York Stock Exchange at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may sell all or a portion of the shares offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the shares on the New York Stock Exchange.

        The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. We and the Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we may agree to indemnify the Selling Stockholders and any underwriter with respect to the shares of common stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable to contribute toward amounts required to be paid in respect of such liabilities.

        To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any Selling Stockholders, (b) the name of any such broker-dealers, (c) the number of shares involved, (d) the price at which such shares are to be sold, (e) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (f) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (g) other facts material to the transaction.

        There is no assurance that any of the Selling Stockholders will sell any or all of the shares of common stock offered hereby.

        We will pay certain costs and expenses incurred in connection with the registration of the shares of common stock offered hereby. Any Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

        We may agree to keep the Registration Statement relating to the offering and sale by the Selling Stockholders of the shares of common stock continuously effective until a fixed date or such earlier date as such shares of common stock may be resold without registration under the provisions of the Securities Act.

SELLING STOCKHOLDERS

        The Selling Stockholders may sell the shares of common stock offered hereby from time to time and may choose to sell less than all or none of such shares.

LEGAL MATTERS

        The validity of the common stock to be offered hereby will be passed upon for us by Davis Graham & Stubbs LLP, Denver, Colorado.

EXPERTS

        The consolidated financial statements of CIBER, Inc. and subsidiaries as of December 31, 2000 and 2001 and for the year ended June 30, 1999, the six-month period ended December 31, 1999 and for each of the years in the two-year period ended December 31, 2001 included in our annual report on Form 10-K for the year ended December 31, 2001 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

        No dealer, salesperson or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by CIBER. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information herein or incorporated by reference herein is correct as of any time subsequent to its date. The prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

8,261,365 Shares

CIBER, INC.

Common Stock

PROSPECTUS

                        , 2003

PART II

Item 20. Indemnification of Directors and Officers.

        CIBER's Bylaws and Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") provide that CIBER shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all directors and officers of CIBER. Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under CIBER's Certificate of Incorporation, the indemnitee is presumed to be entitled to indemnification and CIBER has the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, CIBER must indemnify him against the expenses which such offer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Schedules

(a)  Exhibits

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of CIBER, Inc.; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated October 29, 1996; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated March 4, 1998(1); Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated October 29, 1999(2)
4.2	Amended and Restated Bylaws of CIBER, as adopted February 15, 2001(3)
4.3	Form of Common Stock Certificate(4)
4.4	Rights Agreement, dated as of August 31, 1998, between CIBER and UMB Bank, N.A.(5)
5.1	Opinion of Davis Graham & Stubbs LLP†
23.1	Consent of KPMG LLP†
23.2	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)†
24	Power of Attorney (included on the signature pages filed herewith)†

†
Filed herewith.
(1)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.
(2)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.
(3)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.
(4)
Incorporated by reference to the Registration Statement on Form S-1, as amended (File No. 33-74774), as filed with the SEC on February 2, 1994.
(5)
Incorporated by reference to CIBER's Registration Statement on Form 8-A, filed with the SEC on September 14, 1998, and to CIBER's Current Report on Form 8-K filed with the SEC on September 16, 1998.

(b)  Financial Statement Schedules

        Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions and therefore have been omitted.

(c)  Reports, Opinions and Appraisals Materially Relating to the Transaction.

        Not Applicable.

Item 22. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

            (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (d)  The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (f)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (g)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and CIBER being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 27, 2003.

CIBER, INC. a Delaware corporation
By:	/s/ MAC J. SLINGERLEND Mac J. Slingerlend President, Chief Executive Officer, and Secretary

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bobby G. Stevenson, Mac J. Slingerlend, and David G. Durham, or any of them, his true and lawful attorneys-in-fact and agents, each with full power and substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including without limitation post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereto.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ BOBBY G. STEVENSON Bobby G. Stevenson	Chairman of the Board and Founder	January 27, 2003
/s/ MAC J. SLINGERLEND Mac J. Slingerlend	President, Chief Executive Officer, Secretary and Director (Principal Executive Officer)	January 27, 2003
/s/ DAVID G. DURHAM David G. Durham	Senior Vice President/Chief Financial Officer and Treasurer (Principal Financial Officer)	January 27, 2003
/s/ CHRISTOPHER L. LOFFREDO Christopher L. Loffredo	Vice President/Chief Accounting Officer (Principal Accounting Officer)	January 27, 2003
/s/ JAMES A. RUTHERFORD James A. Rutherford	Director	January 27, 2003
Archibald J. McGill	Director	January 27, 2003
/s/ JAMES C. SPIRA James C. Spira	Director	January 27, 2003
/s/ GEORGE A. SISSEL George A. Sissel	Director	January 27, 2003
/s/ PETER H. CHEESBROUGH Peter H. Cheesbrough	Director	January 27, 2003

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of CIBER, Inc.; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated October 29, 1996; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated March 4, 1998(1); Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated October 29, 1999(2)
4.2	Amended and Restated Bylaws of CIBER, as adopted February 15, 2001(3)
4.3	Form of Common Stock Certificate(4)
4.4	Rights Agreement, dated as of August 31, 1998, between CIBER and UMB Bank, N.A.(5)
5.1	Opinion of Davis Graham & Stubbs LLP†
23.1	Consent of KPMG LLP†
23.2	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)†
24	Power of Attorney (included on the signature pages filed herewith)†

†
Filed herewith.
(1)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.
(2)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.
(3)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.
(4)
Incorporated by reference to the Registration Statement on Form S-1, as amended (File No. 33-74774), as filed with the SEC on February 2, 1994.
(5)
Incorporated by reference to CIBER's Registration Statement on Form 8-A, filed with the SEC on September 14, 1998, and to CIBER's Current Report on Form 8-K filed with the SEC on September 16, 1998.